26 Sturdee Avenue
Rosebank 2196
PO Box 3334
Houghton 2041
South Africa
Tel +27 11 219 6400
Fax +27 11 219 6500
Fax +27 11 219 6600
DX 375 Johannesburg
Mervyn Taback Incorporated Reg No 2000/024541/21
Directors CJ Brand HRAP Brooks CM Keene JAL Pitman R Smith CI Stevens M Taback
E van Biljon L van Staden
Email rs@tabacks.com
Website www.tabacks.com

The Board of Directors
AngloGold Ashanti Limited
11 Diagonal Street
JOHANNESBURG
2001

Ladies and Gentlemen:

We have acted as South African counsel to AngloGold Ashanti Limited, a company organized under the laws of South Africa (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "SEC") of a shelf registration statement on Form F-3 and prospectus contained therein, covering the registration by the Company of ordinary shares, debt securities, warrants to purchase ordinary shares of the Company (“the Warrants”) and rights to purchase ordinary shares of the Company (“the Rights”) (“the Registration Statement”).

In connection with the opinions expressed below, we have examined:

1.1       a signed copy of the Company's Registration Statement;
1.2
the memorandum and articles of association of the Company; and
1.3
originals, or copies certified or otherwise identified to our satisfaction, of such other documents as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.
In such examination, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

(i)
when the ordinary shares to which the Registration Statement relates have been duly authorised and when they are allotted by the board of directors of the
Company and issued and paid for, the ordinary shares will be validly issued, fully paid and non-assessable;
Your Ref

Our Ref      ANGL3-RS152
                  Mr R. Smith/gvh
Date
23 March 2006

______________________________________________________________________

(ii)
when the Warrants have been duly authorised and when they are allotted by the board of directors of the Company and issued and paid for, the Warrants will be validly issued, fully paid and non-assessable; and

(iii)     when the Rights have been duly authorised and when they are allotted by the board of directors of the Company and issued and paid for, the Rights will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration
Statement and to the use of our name therein. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations promulgated thereunder. We are lawyers admitted to practice in South Africa and we are not admitted in, do not hold ourselves out as being experts on, and do not express any opinion on the law of any jurisdiction other than the laws of South Africa.

Yours faithfully

/s/ MERVYN TABACK INC
MERVYN TABACK INC